Exhibit 99.2

2016 first quarter results	February 9, 2016
Prepared remarks
1

Prepared Remarks

Nuance First Quarter Fiscal 2016
Nuance is providing a copy of these prepared remarks, in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

The conference call will begin at 5:00 p.m. EST today and will include only brief comments followed by questions and answers. To access the live broadcast, please visit the Investor Relations section of Nuance’s website at www.nuance.com. The call can also be heard by dialing 800-553-0358 or 612-332-0636 at least five minutes prior to the call and referencing code 384849. A replay will be available within 24 hours of the announcement by dialing 800-475-6701 or 320-365-3844 and using the access code 384849.

Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on our non-GAAP financial measures.

Summary of Business and Financial Trends
In the first quarter of 2016, we continued to improve our performance, evolve our business toward recurring revenue models, execute upon our transformation program, and position the company for increased future revenue growth.

We delivered non-GAAP revenue of $494.9 million and non-GAAP fully diluted earnings per share of $0.36. Strong net new bookings in Q1 16 resulted in 2% year-over-year net new bookings growth. In Q1 16, our non-GAAP gross margin increased by 160 basis points, improving year-over-year for the fourth consecutive quarter. For Q1 16 compared to the quarter a year ago, non-GAAP operating margin increased by 660 basis points, non-GAAP diluted EPS grew by $0.11, cash flow from operations increased 48%, and total deferred revenue grew by 18%. We now have seen year-over-year improvement in each of these metrics for at least six consecutive quarters. Cash flow from operations was $141.1 million and as a percentage of non-GAAP net income was 125%, up from 117% a year ago.

In FY 2015, we initiated a formal transformation program designed to focus our product investments on our best growth opportunities, increase operating efficiencies, reduce costs and further enhance shareholder value through share buybacks. We continued our focus on this program in Q1 16 and delivered year-over-year improvements in gross margins, operating margins and earnings per share. We continued to reallocate investments toward our largest opportunities.

Within this program, we have targeted expense reductions that will contribute $125 million in total annualized cost savings as measured in the first quarter of 2017. We have reduced expenditures broadly in cost of goods sold and operating expenses, which contributed to our improved year-over-year performance in Q1 16. Actions to date under this program have resulted in approximately $100 million in annualized savings, which demonstrate substantial progress toward our ultimate goal. We also continued to execute under our stock repurchase plan. As of December 31, 2015 we had repurchased 40.2 million shares of our common stock, and we had $301.3 million remaining under the Board’s $1 billion repurchase authorization.

The transformation of our business model toward recurring revenue continued during the quarter, with non-GAAP recurring revenue representing 67% of non-GAAP total revenue, compared to 66% a year ago. Deferred revenue grew $111.6 million or 18% year over year.

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2016 first quarter results	February 9, 2016
Prepared remarks
2

First Quarter 2016 Key Financial Results
Today, we reported Q1 16 non-GAAP revenue of $494.9 million, compared to $489.0 million a year ago. Q1 16 GAAP revenue was $486.1 million, compared to $474.0 million a year ago. Our results reflect a 1% organic decline in non-GAAP revenue compared to the same quarter last year. Q1 2016 revenue was negatively affected by currency fluctuations. If we applied Q1 2015 currency rates to our Q1 2016 non-GAAP revenue, we would have achieved approximately 2% organic non-GAAP revenue growth for the quarter.

Net new bookings in Q1 16 were $308.7 million, up 2% compared to $303.8 million in Q1 15, and benefited from strong bookings performance in our Enterprise and Mobile segments. If we applied Q1 2015 currency rates to our Q1 2016 net new bookings, we would have achieved approximately 7% net new bookings growth. As we have noted previously, bookings growth can vary from quarter to quarter, depending on the timing of large transactions. At the end of the quarter, the Estimated 3-Year Value of Total On-Demand Contracts was $2,245.3 million, up from $2,227.2 million a year ago.

Table: Net New Bookings and Estimated On-Demand Contract Values

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Net New Bookings (in millions)	$303.8	$304.7	$484.4	$357.4	$308.7
Estimated 3-Year Value of Total On-Demand Contracts (in millions)	$2,227.2	$2,177.9	$2,312.6	$2,299.1	$2,245.3

Q1 2016 non-GAAP fully diluted EPS was $0.36, above our guidance range of $0.31 to $0.33 and up from $0.25 a year ago. Q1 2016 GAAP EPS was $(0.04) per share, up from $(0.16) a year ago. Non-GAAP operating margin was 28.6%, up 660 basis points from 22.0% a year ago. Non-GAAP operating margin improvement resulted from non-GAAP gross margin improvement of 160 basis points, from 61.7% in Q1 15 to 63.3% in Q1 16, as well as cost reductions in all of our operating expense categories from a year ago.

In December 2015, we issued $676.5 million in convertible debentures with a 1% coupon and a $27.22 conversion price, maturing in December 2035. Concurrent with that issuance we repaid our $472.5 million term loan due in August 2019, repurchased $38.3 million in aggregate principal of our 2.75% convertible debentures due in 2031, and also repurchased, under our existing authorization, 8.4 million common shares of Nuance stock at a cost of $180.2 million. Through this transaction, we ensured strong liquidity while extending our overall debt maturity ladder, reducing our cash interest expense, and accelerating our share buybacks.

Segment Discussions
In Q1 16, we reorganized the organizational management and oversight of our Dragon consumer software business, which was previously within our Mobile segment and has now been moved into our Healthcare segment. This change will enable cost and product development efficiencies. Accordingly, our segment financials herein have been adjusted to reflect this new segment reporting classification. Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details.

Healthcare
Our Healthcare business delivered year-over-year growth in both organic revenue and net new bookings for Clintegrity, Dragon Medical and diagnostics solutions. Customer demand for our Clintegrity clinical documentation improvement (CDI) solutions remained strong, driven in part by recent ICD-10 regulations and broader trends toward value-based care. This was offset by our traditional transcription business where erosion continued, only

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2016 first quarter results	February 9, 2016
Prepared remarks
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partially offset by new customer growth. Segment margin improved 150 basis points over the same period last year, owing to cost discipline in our sales and marketing spending.

Table: Healthcare Lines

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Annualized line run-rate in healthcare on-demand business (in billions)*	5.433	5.395	5.471	5.278	5.140

Mobile
Our Mobile business delivered year-over-year growth in net new bookings across the division, led by mobile operator services. Segment revenue grew 10% year over year, and non-GAAP recurring revenue across the Mobile business continued its positive trend with growth led by on-demand revenue in our automotive and mobile operator services businesses. In automotive, our hybrid voice and natural language understanding (NLU) capabilities shipped on the new BMW 7Series, the first in lineup of BMW Group vehicles that will include our newest connected car offerings. In addition, the business launched its Nuance Mix platform to support growth within the expanding consumer electronics and Internet of Things (IoT) market. We reported significant year-over-year improvement in segment profit margin, which improved to 35% in Q1 16 from 13% a year ago.

Enterprise
Our Enterprise business delivered strong year-over-year growth in net new bookings for its on-demand and multichannel customer care services. The segment recorded a third quarter of sequential revenue growth in Q1 16. We continued to improve performance in our contact center solutions, with strength in Nina virtual assistant offerings, voice biometrics and professional services through a focus on vertical markets that include financial services, telecommunications, and government. We continue to accelerate growth in our voice biometric product lines as large enterprises seek to reduce costs and improve security, with Q1 16 design wins that include Banamex and Citi. Segment margin improved 170 basis points over the same period last year to 29%.

Imaging
Our Imaging business delivered solid year-over-year organic segment revenue growth driven by MFP Scan/Print solutions. The division secured numerous large enterprise deals, including strong bookings with ANZ Banking and Lockheed Martin. Our performance was accelerated through an emphasis on targeting specific vertical markets that resulted in significant wins, particularly in financial services, healthcare and government markets. Segment margin improved to 44% in Q1 16 from 33% a year ago.

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2016 first quarter results	February 9, 2016
Prepared remarks
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Table: Non-GAAP Revenue by Segment

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015	Q1 2016
Healthcare	$250.8	$243.3	$249.4	$257.2	$1,000.8	$248.1
Yr/yr. Organic Growth	(3)%	(5)%	(2)%	(1%)	6%	(1)%
Mobile	$87.5	$102.0	$96.0	$105.8	$391.2	$96.4
Yr/yr. Organic Growth	5%	15%	(5)%	3%	(13)%	(0)%
Enterprise	$ 90.6	$ 83.3	$ 87.0	$88.4	$349.3	$88.8
Yr/yr. Organic Growth	(4)%	(7)%	(0)%	(10)%	(5)%	(2)%
Imaging	$ 60.1	$ 59.5	$ 56.3	$61.9	$237.7	$61.6
Yr/yr. Organic Growth	(9)%	(7)%	(8)%	(11)%	(9)%	3%
Total revenue	$489.0	$488.1	$488.7	$513.3	$1,979.1	$494.9
Yr/yr. Organic Growth	(2)%	(2)%	(3)%	(3)%	(3)%	(1)%
Yr/yr. Constant Currency Organic Growth						2%

Table: Non-GAAP Profit by Segment

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015	Q1 2016
Healthcare	$78.3	$82.8	$83.8	$98.2	$343.0	$81.1
Segment Profit as % of Segment Revenue	31%	34%	34%	38%	34%	33%
Mobile	$11.7	$30.9	$25.0	$38.2	$105.7	$33.5
Segment Profit as % of Segment Revenue	13%	30%	26%	36%	27%	35%
Enterprise	$24.7	$19.3	$24.9	$23.5	$92.4	$25.7
Segment Profit as % of Segment Revenue	27%	23%	29%	27%	27%	29%
Imaging	$19.9	$22.1	$21.8	$25.5	$89.3	$27.0
Segment Profit as % of Segment Revenue	33%	37%	39%	41%	38%	44%
Total segment profit	$134.6	$155.0	$155.5	$185.4	$630.5	$167.3
Total segment profit as % of total segment revenue	28%	32%	32%	36%	32%	34%

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2016 first quarter results	February 9, 2016
Prepared remarks
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Transition to Recurring Revenue Models
Total non-GAAP recurring revenue increased to 67% in Q1 16 compared to 66% in Q1 15, and up from approximately 52% of total non-GAAP revenue in fiscal 2012. Recurring revenue streams make up an increasing proportion of total revenue, driven by growing customer preference for cloud and subscription offerings. Recent trends in customer demand and bookings across business lines suggest that the shift toward higher recurring revenues will continue.

In Q1 16, we reported non-GAAP total recurring revenue of $332.5 million, compared to $321.7 million a year ago, driven by automotive, mobile operator services and Dragon Medical. In Q1 16, non‑GAAP perpetual license revenue was $117.2 million, down from $119.2 million a year ago.

Table: Non-GAAP Revenue by Type and as % of Total Non-GAAP Revenue

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015	Q1 2016
Perpetual Product and Licensing	$119.2	$125.9	$111.7	$118.4	$475.2	$117.2
% of Revenue	24%	26%	23%	23%	24%	24%
Recurring Product and Licensing	$61.1	$57.8	$58.2	$76.9	$254.0	$67.9
% of Revenue	13%	12%	12%	15%	13%	14%
Professional Services	$ 55.2	$ 51.6	$ 51.6	$53.2	$211.5	$50.0
% of Revenue	11%	11%	11%	10%	11%	10%
On-demand	$174.8	$176.2	$185.8	$184.2	$721.2	$179.7
% of Revenue	36%	36%	38%	36%	36%	36%
Maintenance and Support	$ 78.8	$ 76.6	$ 81.3	$80.6	$317.1	$80.2
% of Revenue	16%	16%	17%	16%	16%	16%
Total revenue	$489.0	$488.1	$488.7	$513.3	$1,979.1	$494.9
Total Recurring Revenue *	$321.7	$315.6	$330.4	$347.0	$1,314.7	$332.5
% of Revenue	66%	65%	68%	68%	66%	67%

* Total non-GAAP recurring revenue is the sum of recurring product and licensing, on-demand, and maintenance and support revenues as well as the portion of non-GAAP professional services revenue delivered under ongoing subscription contracts. Non-GAAP recurring product and licensing revenue comprises term-based and ratable licenses as well as revenues from royalty arrangements.

We ended Q1 16 with total deferred revenue of $732.7 million, up 18% from $621.1 million a year ago. Deferred revenue growth was driven by our on-demand and maintenance and support contracts, most notably for our automotive business.

Table: Total Deferred Revenue

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Total Deferred Revenue (in millions)	$621.1	$637.8	$647.6	$668.2	$732.7

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2016 first quarter results	February 9, 2016
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Non-GAAP Expenses
As noted, we initiated a formal transformation program in fiscal 2015 designed to focus our product investments on our best growth opportunities, increase operating efficiencies, reduce costs and further enhance shareholder value through share buybacks. Actions to date under this program have contributed to both sequential and year-over-year improvements in gross margins, operating margins, EPS, and operating cash flow.

Q1 16 gross margin was 63.3% compared to 61.7% a year ago. Gross margin improved year-over-year for the fourth consecutive quarter and improved for each revenue type. Hosting revenue delivered the greatest gross margin improvement primarily due to margin expansion in our Mobile segment.

Q1 16 operating margin was 28.6% compared to 22.0% a year ago. This is the sixth consecutive quarter of year-over-year operating margin improvement. The 660 basis point improvement was the result of the gross margin improvements discussed above as well as cost reductions in all of our operating expense categories. Q1 16 total operating expenses were $172.1 million, compared to $193.9 million a year ago. Q1 16 R&D expense was $61.1 million, down from $71.1 million a year ago. Q1 16 sales and marketing expense was $85.8 million, down from $96.7 million a year ago, and general and administrative expense decreased from $26.1 million to $25.2 million over the same period.

Interest Expense. Net interest expense decreased $1.6 million year-over-year as a result of the convertible debenture offering and retirement of our term bank loan.

Cash Flow from Operations and DSO
Q1 16 cash flow from operations (CFFO) was $141.1 million, up 48% from $95.7 million a year ago. CFFO as a percentage of non-GAAP net income in the quarter was 125%, up from 117% a year ago and exceeded our FY 16 target of 105% to 110%. Cash flow performance in Q1 16 compared to last year benefited from strong profitability. As of December 31, 2015, our balance of cash, cash equivalents and marketable securities was $595.9 million.

Table: Operating Cash Flow

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Cash Flow from Operations (in millions)	$95.7	$119.9	$120.3	151.6	$141.1

Days Sales Outstanding (DSO). In Q1 16, DSO was 69 days, compared to 78 days a year ago. The improvement in DSO was due to better cash collections and ongoing transition to hosted and term offerings, which are billed and collected on a more frequent basis.

Table: Days Sales Outstanding (DSO)

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Days Sales Outstanding	78	74	69	67	69

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2016 first quarter results	February 9, 2016
Prepared remarks
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Stock Repurchase Program
During Q1 16, we repurchased 8.9 million shares of our common stock, for a total amount of $188.7 million at an average price per share of $21.11. The majority of these shares were purchased in conjunction with our convertible debt offering in December. From January 1, 2016 up through February 8, 2016, we repurchased an additional 344,196 shares of our common stock, for a total amount of $6.1 million and at an average price per share of $17.66. As a result of these repurchases, as of February 8, 2016, we had approximately $295 million remaining under the Board’s authorization.

Discussion of Q2 and Fiscal 2016 Guidance and Outlook
In the second quarter and fiscal year of 2016, we expect a continuation of the market trends we experienced in recent periods. We intend to continue to improve our performance, evolve our business toward recurring revenue models, execute upon our transformation program, and position the company for increased future revenue growth.

We continue to expect net new bookings growth to be in the range of 2% to 5% in FY 16. Overall, net new bookings growth will be led primarily by our Dragon Medical, mobile operator services, enterprise, and Clintegrity solutions.

In Q2 16 and over the balance of the year we expect revenue growth in our enterprise, automotive, mobile operator services, and MFP print and scan solutions. This will be offset to some degree by continued pressure on our handset, Dragon Consumer and HIM On Demand business lines, as well as the accelerated transition of Diagnostics and Dragon Medical from perpetual to subscription models. We expect the negative impact on revenue of currency fluctuations to abate somewhat over the balance of the year.

We anticipate that non-GAAP recurring revenue will continue to grow as a proportion of total non-GAAP revenue in FY 16. Recurring revenue will benefit from the implementation of previously booked projects in our automotive, mobile operator services, Enterprise on-demand, and Dragon Medical business lines.

Taking these factors into account, we expect Q2 16 non-GAAP revenues between $483.0 million and $497.0 million, and Q2 16 GAAP revenues between $475.5 million and $489.5 million. For the full year, consistent with prior guidance, we expect FY 16 non-GAAP revenues between $1,980.0 million and $2,030.0 million, and FY 16 GAAP revenues between $1,951.0 million and $2,001.0 million.

We will continue to execute on our transformation program, and remain on track to achieve our target of $125 million of annualized expense reductions. As noted previously, the remaining savings will be achieved at a slower rate than the initial savings achieved in fiscal 2015, as continued cost reductions are offset by investments in our highest growth areas, continued mix shift and normal annual expense increases including our annual merit-based salary adjustments in Q2 16 for our employees. We remain confident that we will achieve our $125 million target with actions taken by the close of fiscal 2016 as we originally planned.

As noted earlier, in December 2015 we had a concurrent debt issuance, debt repayment and share buyback transaction that had the effect of reducing our previously guided FY 16 non-GAAP interest expense by approximately $7 million, resulting in anticipated net interest expense of $78 million. In addition, the transaction reduced our previously guided FY 16 weighted average diluted shares outstanding by approximately 4.5 million shares. We expect to continue to execute our repurchase plan in FY 16. We are also updating our anticipated net cash tax rate to a range of 5% to 6%, from our previously guided range between 6% and 7%.

Considering these factors and the revenue projections above, we expect Q2 16 non-GAAP EPS between $0.33 and $0.36 and Q2 16 GAAP EPS between $(0.04) and $(0.01). With the continued execution on our

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2016 first quarter results	February 9, 2016
Prepared remarks
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transformation and taking into account our December convertible debt offering, we now expect FY 16 non-GAAP EPS between $1.41 and $1.51 and GAAP EPS between $(0.09) and $0.01.

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Non-GAAP Organic Revenue Growth. Organic revenue growth is calculated by comparing current period non-GAAP revenue to non-GAAP revenue from the corresponding prior-year period. For purposes of this calculation, prior period non-GAAP revenue is adjusted to include revenue from companies acquired by Nuance as if we had owned the acquired businesses in all periods presented. Non-GAAP organic revenue growth on a constant currency basis is calculated using current period non-GAAP revenue for entities reporting in currencies other than United States dollars, excluding United States dollar-denominated transactions recorded in those entities, converted into United States dollars using the average exchange rates from the prior year period rather than the actual exchange rates in effect during the current period.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Net new bookings. Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements. Constant currency for net new bookings is calculated using current period net new bookings denominated in currencies other than United States dollars converted into United States dollars using the average exchange rate for those currencies from the prior year period rather than the actual exchange rate in effect during the current period.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on assumptions used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

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2016 first quarter results	February 9, 2016
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Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding future performance and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: fluctuations in demand for our existing and future products; changes to economic conditions in the United States and internationally; fluctuating currency rates, our ability to control and successfully manage our expenses and cash position; our ability to execute our formal transformation program to reduce costs and optimize processes; the effects of competition, including pricing pressure; possible quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the conversion rate of bookings into revenue; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2015 and our quarterly reports, and other reports filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this document should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP.

Discussion of non-GAAP Financial Measures
We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the non-GAAP annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By constant currency organic performance we mean performance excluding the effect of current foreign currency rate fluctuations. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these

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2016 first quarter results	February 9, 2016
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non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three months ended December 31, 2015 and 2014, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Notable Solutions, Quantim and Equitrac for the three months ended December 31, 2015, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses, which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure, which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

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2016 first quarter results	February 9, 2016
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(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of acquired intangible assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs associated with IP collaboration agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of our normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results. Costs associated with the research and development portion of the agreements have been excluded from research and development expense while costs for the extension of the marketing exclusivity period are excluded from sales and marketing expense.

Non-cash expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
12

(ii) and (iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We exclude certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items include losses from the extinguishment of our convertible debt and adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash. Other items such as consulting and professional services fees related to assessing strategic alternatives and our transformation program, and gains or losses on non-controlling strategic equity interests, are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
13

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31,
	2015	2014

Revenues:
Product and licensing	$179,050	$169,688
Professional services and hosting	227,135	226,170
Maintenance and support	79,930	78,161
Total revenues	486,115	474,019

Cost of revenues:
Product and licensing	23,412	23,970
Professional services and hosting	153,544	157,243
Maintenance and support	13,322	14,041
Amortization of intangible assets	15,631	15,131
Total cost of revenues	205,909	210,385

Gross profit	280,206	263,634

Operating expenses:
Research and development	71,060	82,567
Sales and marketing	100,590	111,250
General and administrative	39,655	50,567
Amortization of intangible assets	27,033	26,827
Acquisition-related cost, net	2,480	4,756
Restructuring and other charges, net	7,888	2,228
Total operating expenses	248,706	278,195

Income (loss) from operations	31,500	(14,561)
Other expense, net	(35,798)	(30,120)
Loss before income taxes	(4,298)	(44,681)
Provision for income taxes	7,767	5,814
Net loss	$(12,065)	$(50,495)

Net loss per share:
Basic	$(0.04)	$(0.16)
Diluted	$(0.04)	$(0.16)

Weighted average common shares outstanding:
Basic	307,794	321,751
Diluted	307,794	321,751

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
14

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	December 31, 2015	September 30, 2015

ASSETS
Current assets:
Cash and cash equivalents	$506,653	$479,449
Marketable securities	59,783	57,237
Accounts receivable, net	374,333	373,162
Prepaid expenses and other current assets	93,790	76,777
Total current assets	1,034,559	986,625

Marketable securities	29,434	32,099
Land, building and equipment, net	186,719	186,007
Goodwill	3,369,953	3,378,334
Intangible assets, net	753,835	796,285
Other assets	156,128	148,301
Total assets	$5,530,628	$5,527,651

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$—	$4,834
Contingent and deferred acquisition payments	16,858	15,651
Accounts payable and accrued expenses	215,333	281,190
Deferred revenue	370,787	324,709
Total current liabilities	602,978	626,384

Long-term portion of debt	2,119,825	2,118,821
Deferred revenue, net of current portion	361,893	343,452
Other liabilities	177,900	173,742
Total liabilities	3,262,596	3,262,399

Stockholders' equity	2,268,032	2,265,252
Total liabilities and stockholders' equity	$5,530,628	$5,527,651

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
15

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended December 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(12,065)	$(50,495)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	58,275	57,173
Stock-based compensation	42,348	47,354
Non-cash interest expense	8,636	7,379
Deferred tax (benefit) provision	(351)	1,887
Loss on extinguishment of debt	4,851	—
Other	393	(182)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(3,894)	7,243
Prepaid expenses and other assets	(20,097)	(14,658)
Accounts payable	(5,940)	(2,559)
Accrued expenses and other liabilities	305	(36,226)
Deferred revenue	68,680	78,769
Net cash provided by operating activities	141,141	95,685
Cash flows from investing activities:
Capital expenditures	(20,555)	(16,937)
Payments for business and technology acquisitions, net of cash acquired	(674)	(8,132)
Purchases of marketable securities and other investments	(17,070)	(63,465)
Proceeds from sales and maturities of marketable securities and other investments	14,128	9,377
Net cash used in investing activities	(24,171)	(79,157)
Cash flows from financing activities:
Payments of debt	(511,844)	(1,209)
Proceeds from issuance of convertible debt, net of issuance costs	664,605	—
Payments for repurchase of common stock	(189,580)	—
Payments for settlement of other share-based derivatives	—	(340)
Payments on other long-term liabilities	(851)	(695)
Proceeds from issuance of common stock from employee stock plans	36	177
Cash used to net share settle employee equity awards	(52,171)	(42,654)
Net cash used in financing activities	(89,805)	(44,721)
Effects of exchange rate changes on cash and cash equivalents	39	(1,195)
Net increase (decrease) in cash and cash equivalents	27,204	(29,388)
Cash and cash equivalents at beginning of period	479,449	547,230
Cash and cash equivalents at end of period	$506,653	$517,842

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
16

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31,
	2015	2014

GAAP revenues	$486,115	$474,019
Acquisition-related revenue adjustments: product and licensing	5,993	10,616
Acquisition-related revenue adjustments: professional services and hosting	2,528	3,796
Acquisition-related revenue adjustments: maintenance and support	234	599
Non-GAAP revenues	$494,870	$489,030

GAAP cost of revenues	$205,909	$210,385
Cost of revenues from amortization of intangible assets	(15,631)	(15,131)
Cost of revenues adjustments: product and licensing (1,2)	(122)	319
Cost of revenues adjustments: professional services and hosting (1,2)	(7,591)	(7,308)
Cost of revenues adjustments: maintenance and support (1,2)	(1,068)	(943)
Non-GAAP cost of revenues	$181,497	$187,322

GAAP gross profit	$280,206	$263,634
Gross profit adjustments	33,167	38,074
Non-GAAP gross profit	$313,373	$301,708

GAAP income (loss) from operations	$31,500	$(14,561)
Gross profit adjustments	33,167	38,074
Research and development (1)	9,933	10,509
Sales and marketing (1)	12,837	12,534
General and administrative (1)	10,631	15,658
Amortization of intangible assets	27,033	26,827
Costs associated with IP collaboration agreements	2,000	2,938
Acquisition-related costs, net	2,480	4,756
Restructuring and other charges, net	7,888	2,228
Other	3,850	8,833
Non-GAAP income from operations	$141,319	$107,796

GAAP provision for income taxes	$7,767	$5,814
Non-cash taxes	(1,612)	(2,159)
Non-GAAP provision for income taxes	$6,155	$3,655

GAAP net loss	$(12,065)	$(50,495)
Acquisition-related adjustment - revenues (2)	8,755	15,011
Acquisition-related adjustment - cost of revenues (2)	(166)	(721)
Acquisition-related costs, net	2,480	4,756
Cost of revenue from amortization of intangible assets	15,631	15,131
Amortization of intangible assets	27,033	26,827
Restructuring and other charges, net	7,888	2,228
Non-cash stock-based compensation (1)	42,348	47,354
Non-cash interest expense	8,636	7,379
Non-cash income taxes	1,612	2,159
Costs associated with IP collaboration agreements	2,000	2,938
Change in fair value of share-based instruments	—	561
Loss on extinguishment of debt	4,851	—
Other	4,010	8,833
Non-GAAP net income	$113,013	$81,961

Non-GAAP diluted net income per share	$0.36	$0.25

Diluted weighted average common shares outstanding	314,371	328,688

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
17

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended December 31,
	2015	2014

GAAP operating expenses	$248,706	$278,195
Research and development (1)	(9,933)	(10.509)
Sales and marketing (1)	(12,837)	(12.534)
General and administrative (1)	(10,631)	(15.658)
Amortization of intangible assets	(27,033)	(26.827)
Costs associated with IP collaboration agreements	(2,000)	(2.938)
Acquisition-related costs, net	(2,480)	(4.756)
Restructuring and other charges, net	(7,888)	(2.228)
Other	(3,850)	(8.833)
Non-GAAP operating expenses	$172,054	$193,912

GAAP research and development expense	$71,060	$82,567
Non-cash stock-based compensation (1)	(9,933)	(10,509)
Costs associated with IP collaboration agreements	—	(938)
Non-GAAP research and development expense	$61,127	$71,120

GAAP sales and marketing expense	$100,590	$111,250
Non-cash stock-based compensation (1)	(12,837)	(12,534)
Costs associated with IP collaboration agreements	(2,000)	(2,000)
Non-GAAP sales and marketing expense	$85,753	$96,716

GAAP general and administrative expense	$39,655	$50,567
Non-cash stock-based compensation (1)	(10,631)	(15,658)
Other	(3,850)	(8,833)
Non-GAAP general and administrative expense	$25,174	$26,076

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
18

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended December 31,
	2015	2014

(1) Non-cash stock-based compensation
Cost of product and licensing	$122	$87
Cost of professional services and hosting	7,757	7,623
Cost of maintenance and support	1,068	943
Research and development	9,933	10,509
Sales and marketing	12,837	12,534
General and administrative	10,631	15,658
Total	$42,348	$47,354

(2) Acquisition-related revenue and cost of revenue
Revenues	$8,755	$15,011
Cost of product and licensing	—	(406)
Cost of professional services and hosting	(166)	(315)
Total	$8,589	$14,290

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
19

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2015	2015	2015	2015	2015	2016
GAAP Revenues	$474.0	$475.1	$477.9	$504.1	$1,931.1	$486.1
Adjustment	15.0	13.0	10.8	9.2	47.9	8.8
Non-GAAP Revenues	$489.0	$488.1	$488.7	$513.3	$1,979.1	$494.9

Healthcare	Q1	Q2	Q3	Q4	FY	Q1
	2015	2015	2015	2015	2015	2016
GAAP Revenues	$247.7	$240.2	$247.0	$255.0	$990.0	$245.4
Adjustment	3.1	3.1	2.4	2.1	10.7	2.7
Non-GAAP Revenues	$250.8	$243.3	$249.4	$257.2	$1,000.8	$248.1

Mobile	Q1	Q2	Q3	Q4	FY	Q1
	2015	2015	2015	2015	2015	2016
GAAP Revenues	$85.7	$100.2	$94.3	$104.1	$384.3	$95.0
Adjustment	1.8	1.7	1.7	1.6	6.9	1.4
Non-GAAP Revenues	$87.5	$102.0	$96.0	$105.8	$391.2	$96.4

Enterprise	Q1	Q2	Q3	Q4	FY	Q1
	2015	2015	2015	2015	2015	2016
GAAP Revenues	$89.8	$82.6	$86.4	$87.9	$346.7	$88.3
Adjustment	0.9	0.7	0.6	0.5	2.7	0.5
Non-GAAP Revenues	$90.6	$83.3	$87.0	$88.4	$349.3	$88.8

Imaging	Q1	Q2	Q3	Q4	FY	Q1
	2015	2015	2015	2015	2015	2016
GAAP Revenues	$50.8	$52.0	$50.2	$57.0	$210.0	$57.4
Adjustment	9.2	7.5	6.1	4.9	27.7	4.2
Non-GAAP Revenues	$60.1	$59.5	$56.3	$61.9	$237.7	$61.6

Schedules may not add due to rounding.

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
20

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Perpetual Product and Licensing Revenue	FY	FY	FY	Q1	Q2	Q3	Q4	FY	Q1
	2012	2013	2014	2015	2015	2015	2015	2015	2016
GAAP Revenue	$584.1	$578.1	$496.6	$117.0	$121.3	$108.1	$115.9	$462.1	$115.2
Adjustment	73.9	45.7	21.7	2.2	4.6	3.6	2.4	13.0	2.0
Non-GAAP Revenue	$658.0	$623.8	$518.3	$119.2	$125.9	$111.7	$118.3	$475.2	$117.2

Recurring Product and Licensing Revenue	FY	FY	FY	Q1	Q2	Q3	Q4	FY	Q1
	2012	2013	2014	2015	2015	2015	2015	2015	2016
GAAP Revenue	$156.6	$175.6	$214.4	$52.7	$53.2	$54.7	$73.5	$234.1	$63.9
Adjustment	—	24.4	15.6	8.4	4.6	3.5	3.6	20.1	4.0
Non-GAAP Revenue	$156.6	$200.0	$230.0	$61.1	$57.8	$58.2	$76.9	$254.0	$67.9

Professional Services Revenue	FY	FY	FY	Q1	Q2	Q3	Q4	FY	Q1
	2012	2013	2014	2015	2015	2015	2015	2015	2016
GAAP Revenue	$183.1	$208.1	$220.7	$54.8	$51.2	$51.2	$52.9	$210.0	$49.7
Adjustment	0.7	17.9	7.5	0.4	0.4	0.4	0.3	1.5	0.3
Non-GAAP Revenue	$183.8	$226.0	$228.2	$55.2	$51.6	$51.6	$53.2	$211.5	$50.0

Hosting Revenue	FY	FY	FY	Q1	Q2	Q3	Q4	FY	Q1
	2012	2013	2014	2015	2015	2015	2015	2015	2016
GAAP Revenue	$490.9	$624.3	$690.2	$171.4	$173.3	$183.1	$181.7	$709.5	$177.4
Adjustment	5.3	9.3	15.6	3.4	2.9	2.8	2.4	11.5	2.3
Non-GAAP Revenue	$496.2	$633.6	$705.8	$174.8	$176.2	$185.9	$184.2	$721.2	$179.7

Maintenance and Support	FY	FY	FY	Q1	Q2	Q3	Q4	FY	Q1
	2012	2013	2014	2015	2015	2015	2015	2015	2016
GAAP Revenue	$236.8	$269.2	$301.6	$78.2	$76.1	$80.9	$80.2	$315.4	$79.9
Adjustment	6.7	5.1	3.2	0.6	0.5	0.4	0.3	1.8	0.2
Non-GAAP Revenue	$243.5	$274.3	$304.8	$78.8	$76.6	$81.3	$80.6	$317.1	$80.2

Total Recurring Revenues	FY	FY	FY	Q1	Q2	Q3	Q4	FY	Q1
	2012	2013	2014	2015	2015	2015	2015	2015	2016
GAAP Revenues	$896.7	$1,087.4	$1,228.4	$308.9	$307.5	$323.6	$340.5	$1,280.5	$326.1
Adjustment	12.2	40.2	34.9	12.7	8.1	6.8	6.5	34.1	6.4
Non-GAAP Revenues	$908.8	$1,127.6	$1,263.3	$321.7	$315.6	$330.4	$347.0	$1,314.7	$332.5

Schedules may not add due to rounding.

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
21

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1
	2015	2015	2015	2015	2015	2016

Total segment revenues	$489.0	$488.1	$488.7	$513.3	$1,979.1	$494.9
Acquisition-related revenue adjustments	(15.0)	(13.0)	(10.8)	(9.2)	(47.9)	(8.8)
Total consolidated revenues	$474.0	$475.1	$477.9	$504.1	$1,931.1	$486.1

Total segment profit	$134.6	$155.0	$155.5	$185.4	$630.5	$167.3
Corporate expenses and other, net	(35.7)	(35.5)	(31.2)	(34.4)	(136.8)	(29.9)
Acquisition-related revenues and costs of revenues adjustment	(14.3)	(12.1)	(10.2)	(8.6)	(45.2)	(8.6)
Non-cash stock-based compensation	(47.4)	(30.9)	(41.7)	(56.8)	(176.8)	(42.3)
Amortization of intangible assets	(42.0)	(41.0)	(42.1)	(43.2)	(168.3)	(42.7)
Acquisition-related costs, net	(4.8)	(6.5)	(2.4)	(0.7)	(14.4)	(2.5)
Restructuring and other charges, net	(2.2)	0.3	(10.8)	(11.0)	(23.7)	(7.9)
Costs associated with IP collaboration agreements	(2.9)	(2.9)	(2.6)	(2.0)	(10.5)	(2.0)
Other expense, net	(30.1)	(29.5)	(47.2)	(28.6)	(135.4)	(35.8)
(Loss) income before income taxes	$(44.7)	$(3.0)	$(32.9)	$0.1	$(80.5)	$(4.3)

Schedules may not add due to rounding.

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
22

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Table: Non-GAAP Revenue Reclassification
	Q1	Q2	Q3	Q4	FY	Q1
	2015	2015	2015	2015	2015	2016
Healthcare, as reported	$231.0	$228.6	$236.8	$241.2	$937.6	$248.1
DNS Consumer Reclassification	19.8	14.7	12.6	16.0	63.2	—
Healthcare, adjusted	$250.8	$243.3	$249.4	$257.2	$1,000.8	$248.1

	Q1	Q2	Q3	Q4	FY	Q1
	2015	2015	2015	2015	2015	2016
Mobile, as reported	$107.3	$116.7	$108.5	$121.8	$454.4	$96.4
DNS Consumer Reclassification	(19.8)	(14.7)	(12.6)	(16.0)	(63.2)	—
Mobile, adjusted	$87.5	$102.0	$96.0	$105.8	$391.2	$96.4

Table: Segment Profits Reclassification
	Q1	Q2	Q3	Q4	FY	Q1
	2015	2015	2015	2015	2015	2016
Healthcare, as reported	$78.3	$79.8	$81.8	$93.7	$333.6	$81.1
DNS Consumer Reclassification	—	2.9	2.0	4.5	9.4	—
Healthcare, adjusted	$78.3	$82.8	$83.8	$98.2	$343.0	$81.1

Healthcare segment profit, as reported	34%	35%	35%	39%	36%	33%
Healthcare segment profit, as adjusted	31%	34%	34%	38%	34%	33%

	Q1	Q2	Q3	Q4	FY	Q1
	2015	2015	2015	2015	2015	2016
Mobile, as reported	$11.7	$33.8	$27.0	$42.7	$115.1	$33.5
DNS Consumer Reclassification	—	(2.9)	(2.0)	(4.5)	(9.4)	—
Mobile, adjusted	$11.7	$30.9	$25.0	$38.2	$105.7	$33.5

Mobile segment profit, as reported	11%	29%	25%	35%	25%	35%
Mobile segment profit, as adjusted	13%	30%	26%	36%	27%	35%

Schedules may not add due to rounding.

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
23

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended March 31, 2016
	Low	High
GAAP revenue	$475,500	$489,500
Acquisition-related adjustment - revenue	7,500	7,500
Non-GAAP revenue	$483,000	$497,000

GAAP net loss per share	$(0.04)	$(0.01)
Acquisition-related adjustment - revenue	0.02	0.02
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.01	0.01
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.09	0.09
Non-cash stock-based compensation	0.12	0.12
Non-cash interest expense	0.04	0.04
Non-cash income taxes	0.01	0.01
Costs associated with IP collaboration agreements	0.01	0.01
Restructuring and other charges, net	0.01	0.01
Other	0.01	0.01
Non-GAAP net income per share	$0.33	$0.36

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	305,000	305,000
Weighted average common shares: diluted	308,000	308,000

© 2016 Nuance Communications, Inc. All rights reserved

2016 first quarter results	February 9, 2016
Prepared remarks
24

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2016
	Low	High
GAAP revenue	$1,951,000	$2,001,000
Acquisition-related adjustment - revenue	29,000	29,000
Non-GAAP revenue	$1,980,000	$2,030,000

GAAP net loss per share	$(0.09)	$0.01
Acquisition-related adjustment - revenue	0.09	0.09
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.04	0.04
Cost of revenue from amortization of intangible assets	0.19	0.19
Amortization of intangible assets	0.34	0.34
Non-cash stock-based compensation	0.55	0.55
Non-cash interest expense	0.15	0.15
Non-cash income taxes	0.03	0.03
Costs associated with IP collaboration agreements	0.01	0.01
Restructuring and other charges, net	0.04	0.04
Loss on extinguishment of debt	0.02	0.02
Other	0.04	0.04
Non-GAAP net income per share	$1.41	$1.51

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	306,500	306,500
Weighted average common shares: diluted	313,500	313,500

© 2016 Nuance Communications, Inc. All rights reserved